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                                                                   EXHIBIT 10.16


March 19, 1998

Mr. Thomas W. Hubbs
1205 San Mateo Drive
Menlo Park, CA 95025

Dear Thomas:


It is my pleasure to offer you the position of Sr. Vice President, Finance and Chief Financial Officer for Walker, Inc., reporting directly to me. Walker's dynamic environment offers you both challenges and excellent professional development opportunities. All those who have met you are very impressed with your potential and believe you can make a significant contribution to our future success. The specific terms of our offer to you are:


BASE SALARY:    Your initial base salary will be $18,750.00 per month, the
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                equivalent of $225,000.00 per year.

START DATE:     We would like you to begin work not later than April 20, 1998,
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                or on a mutually acceptable start date.

BONUS:          You will be eligible to earn a bonus of $100,000.00 per year at
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                achievement of 100% of objectives under terms of the Walker
                Executive Incentive Bonus Plan. Bonus payments are tied 100% to the Company's achievement of quarterly revenue and profit targets. For 1998, this incentive bonus will be pro-rated from your start date at Walker through December 31, 1998

STOCK OPTION:   Subject to the approval of the Compensation Committee of the
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                Board of Directors, you will be granted an option to acquire
                120,000 shares of the Company's common stock. The request will be presented to the Committee for action at its first regular meeting after you have become an employee of the Company. The exercise price of the option will be the closing market price on the date you join Walker, and the option will vest ratably over 4 years.

TERMINATION:    You and the Company each acknowledge that either party has the
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                right to terminate your employment with the Company at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company.

                (A) In the event the Company terminates your employment without cause, you shall be entitled to receive the benefits described below, provided you sign a twelve month consulting agreement with the Company to provide appropriate personal services to the Company during the period following termination.


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Thomas W. Hubbs
Page 2
March 19, 1998


                Providing you sign the twelve month consulting agreement, you shall receive, as severance: (i) twelve (12) months continued payment of your base salary from the date of your termination, six months of which shall be paid as a lump sum and six months of which will be paid over the twelve months of the consulting agreement; (ii) continued health care benefits for twelve (12) months following your date of termination under the federal COBRA law; (iii) accelerated vesting of any and all shares pursuant to any and all stock options granted to you such that all shares which otherwise would have vested had you been employed for six (6) months after the date of the your termination will be deemed vested at the conclusion of the twelve-month consulting agreement; and (iv) extension of the period during which the you may exercise any and all stock options deemed vested as of the conclusion of the twelve-month consulting agreement or vested as of the date of termination such that the you shall have until the end of three (3) months after the conclusion of the twelve-month consulting agreement to exercise such options

                (B) Notwithstanding the above, if the Company is acquired by or otherwise merges or combines with any other company or entity, and your employment is terminated without cause or your responsibilities and duties are substantially reduced during the period from one (1) month prior to the consummation of such merger or business combination through the end of the twelfth months following the date of such merger or business combination, the you shall receive, as severance: (i) continued payment of base salary for twelve (12) months; (ii) continued health care benefits for twelve (12) months following your date of termination under the federal COBRA law; and (iii) accelerated vesting of any and all shares pursuant to any and all stock options granted to you such that all shares which otherwise would have vested after your termination will be deemed vested as of the date of the termination.

OTHER:          You will be eligible to enroll in the Company's 401(k)
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                Retirement Plan on the first day of the month that follows the month in which your employment commences.

                You will be eligible for coverage under the Company's Group Health Plans beginning on your first day of employment.

                You will accrue vacation from your start date of employment at the rate of 10.0 hours per month (3 weeks per year). Beginning with your third year of employment, the accrual will increase to four weeks per year.

Your employment by the Company is contingent upon your compliance with our standard conditions of employment such as entering into a proprietary rights and confidentiality agreement, and providing the necessary proof of citizenship or other status that enables the Company to legally employ you.


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Thomas W. Hubbs
Page 3
March 19, 1998


I hope you will decide to join the Walker team, as our success is derived from the people who work here. You may accept this offer by signing below and returning one copy of this letter to me. We will expect a reply from you no later than March 25, 1998, after which we will consider this offer closed. Please retain the extra original of this letter for your personal records. Should you have any questions regarding this offer, please do not hesitate to contact me.

Upon acceptance of this offer and determination of your start date, you will be scheduled for new hire orientation by Human Resources

Sincerely,


Leonard Liu
Chief Executive Officer and Chairman of the Board


I accept Walker's offer of employment:



/s/ Thomas W. Hubbs                     March 20, 1998
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Thomas W. Hubbs                         Date Signed


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Employment Start Date


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